- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        MERIDIAN NATIONAL CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  -------------


To Our Stockholders:

     The 1996 Annual Meeting of Stockholders of Meridian National Corporation (the "Company") will be held at the corporate offices of the Company located at 805 Chicago Street, Toledo, Ohio, 43611, on August 2, 1996, at 10:00 a.m. (local time), to consider and act on the following matters:

     1.   To elect four directors of the Company.

     2. An amendment to the Company's 1990 Non-Qualified and Incentive Stock Option Plan.

     3. To approve the appointment of Ernst & Young LLP as the independent accountants for the Company for the Company's 1997 fiscal year.

     4. To conduct such other business as may properly be brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on June 13, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 1996 Annual Meeting.

         YOU ARE INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, WE RESPECTFULLY REQUEST THAT YOU DATE, EXECUTE AND PROMPTLY MAIL THE ENCLOSED PROXY TO ASSURE REPRESENTATION OF YOUR SHARES. AN ADDRESSED RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE. YOUR PROXY MAY BE REVOKED BY NOTICE IN WRITING TO THE SECRETARY OF THE COMPANY OR THE SECRETARY OF THE MEETING AT ANY TIME PRIOR TO ITS USE.

                                    By Order of the Board of Directors,

                                    /s/ James L. Rosino

                                    James L. Rosino
                                    Secretary

Toledo, Ohio
June 28, 1996

                                     [LOGO]

                                     ------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS


                               GENERAL INFORMATION

                                     ------



         This Proxy Statement is furnished to the stockholders of Meridian National Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on August 2, 1996, or at any adjournment or adjournments thereof, in connection with (i) the election of four directors of the Company;
(ii) an amendment to the Company's 1990 Non-Qualified and Incentive Stock Option Plan (the "Stock Option Plan"); and (iii) to approve the appointment of Ernst & Young LLP as the independent accountants for the Company for its 1997 fiscal year.

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company and may be revoked at any time prior to the voting of the proxy by notice in writing to the Secretary of the Company or the secretary of the meeting. Properly executed proxies will be voted as specified thereon, and in the absence of such specification will be voted for the four nominees for director and for approval of the other proposals set forth in this Proxy Statement. As to any other matter properly brought before the Annual Meeting and submitted to a vote of stockholders, proxies will be voted in accordance with the judgment of the proxy holders named thereon. The approximate date on which this Proxy Statement and the enclosed Proxy are first being sent to stockholders is June 28, 1996.

         The total outstanding voting stock of the Company, as of June 13, 1996, consisted of 3,355,145 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 206,752 shares of Series B Convertible Voting Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Series B Preferred Stock is currently entitled to one-tenth of one vote. Stockholders of record of the Common Stock and Series B Preferred Stock at the close of business on June 13, 1996, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         THE COMPANY, UPON WRITTEN REQUEST, WILL PROVIDE WITHOUT
CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K.  THE
REQUEST SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY AT
805 CHICAGO STREET, TOLEDO, OHIO 43611.

                              ELECTION OF DIRECTORS

         A Board of four directors will be elected, each to serve until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The nominees have been designated by the Board of Directors. If any nominee becomes unavailable for election, an event that is not presently anticipated, discretionary authority may be exercised by the persons named in the proxy to vote for any substitute nominee proposed by the Board of Directors.

         Brief statements setting forth the age, the principal occupation and employment during the past five years and other information concerning each nominee appear below.

Name, Age and Positions with the
   Company Other than Director                               Occupation and Other Information
- --------------------------------                             --------------------------------
William D. Feniger, 49                                       William D. Feniger has served as Chairman of the Board of
Chairman of the Board of Directors,                          Directors and Chief Executive Officer of the Company since
President and Chief Executive Officer                        August 1985. Mr. Feniger has been President since March
                                                             1991.

Wayne Gardenswartz, 49                                       Wayne Gardenswartz has served as a director of the Company since August 1985. Mr. Gardenswartz is a certified public
                                                             accountant and has been a partner in the accounting firm of
                                                             Gardenswartz & Suber, P.C., Denver, Colorado, for more than the past five years.

Jeffrey A. Slade, 55                                         Jeffrey A. Slade has served as a director of the Company
                                                             since February 1995. For more than the past five years, Mr.
                                                             Slade has been President of Slade Investment Management, an investment advisory firm.

Larry Berman, 56                                             Larry Berman is a majority owner of MNP Corporation of
                                                             Utica, Michigan and has served as Chairman of the Board and
                                                             President for more than the past five years. MNP Corporation is a diversified metals fastener manufacturing firm. Mr.
                                                             Berman was appointed to the Board of Directors of Meridian
                                                             National Corporation in June 1996.

                         CERTAIN INFORMATION RELATING TO
                             THE BOARD OF DIRECTORS

INFORMATION REGARDING BOARD OF DIRECTORS

         The Board of Directors held seven meetings during fiscal 1996 and took action by written consent on ten occasions. All of the Board members were present at each of the meetings. The Company has no audit or nominating committees. The Company has a Compensation Committee (the "Compensation Committee") which administers the Company's Stock Option Plan and the Amended and Restated 1987 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and also determines the salaries and bonuses of the officers of the Company and of the presidents of the Company's subsidiaries. Messrs. Gardenswartz, Slade and Patrick R. Hylant (prior to his resignation from the Board of Directors of the Company in February, 1996) are the members of the Compensation Committee. The Compensation Committee met four times during fiscal 1996. All of the members were present at each of the meetings.

DIRECTORS FEES

         Each director who is not an employee of the Company is entitled to receive a fee of $2,000 ($1,000 for telephonic meetings) plus travel expenses for each directors' meeting attended. Directors receive a fee of $1,000 for attending committee meetings which are held separately from directors' meetings.


                        STOCK OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT

         The following tables set forth information, as of May 31, 1996, regarding the beneficial ownership of each director of the Company, each named executive officer and all current directors and executive officers of the Company as a group, of the Company's Common Stock. None of such persons beneficially owns any of the Company's Series B Preferred Stock. Additionally, there are 4,000 shares of non-voting $100 Series A Preferred Stock ("Series A Stock"), $.001 par value, of the Company outstanding as of May 31, 1996, of which William D. Feniger owns 1,334 shares.

Officers and Directors
- ----------------------

                                                     Number of Shares
Name of Beneficial Owner                           Beneficially Owned(1)          Percentage Ownership
- ------------------------                           ---------------------          --------------------
William D. Feniger                                     775,252(2)(3)(4)                  22.7%

Wayne Gardenswartz                                     25,365(5)(6)                        *

Jeffrey A. Slade                                        10,000(5)                          *

Larry Berman                                           137,286(7)                         4.1%

All directors and executive officers as                965,842(8)                        27.9%
a group (6 persons)

- -----------------

*Less than 1% of the outstanding Common Stock of the Company.

(1) Except as otherwise indicated, each director and officer has sole voting and investment power over the shares he beneficially owns.

(2) Includes 17,643 shares issuable upon conversion of a Convertible Subordinated Note and 5,500 shares issuable upon the exercise of Common Stock Purchase Warrants held by William D. Feniger.

(3) Includes 7,500 shares held by William D. Feniger as trustee pursuant to a voting trust agreement over which he has no investment power, 500 shares held by Mr. Feniger's wife, as to which Mr. Feniger disclaims beneficial interest and 1,500 shares held by Mr. Feniger as custodian for his minor children.

(4) Includes options held by William D. Feniger granted under the Stock Option Plan to purchase 32,000 shares which are exercisable currently.

(5) Includes options to purchase 23,000 shares granted to Wayne Gardenswartz and 10,000 shares granted to Jeffrey A. Slade under the Directors' Plan, which are exercisable currently.

(6) Includes 2,365 shares held by Mr. Gardenswartz as trustee under a trust agreement over which Mr. Gardenswartz has no investment power.

(7) Includes 137,286 shares, which Mr. Berman may be deemed to beneficially own, held by MNP Corporation, a Michigan corporation. Mr. Berman is a majority owner of MNP Corporation and is the Chairman of the Board and President of MNP Corporation.

(8) Includes options granted to officers and directors of the Company under the Stock Option Plan and Directors' Plan, which are exercisable currently.

OTHER PRINCIPAL STOCKHOLDERS

         As of May 31, 1996, the following person (other than the directors and officers of the Company) is known to be a beneficial owner of more than 5% of the outstanding shares of Common Stock:


5% Holders
- ----------

Name and Address of                            Number of Shares                   Percentage Ownership
Beneficial Owner                              Beneficially Owned                  --------------------
- -------------------                           ------------------
George Hofmeister                                   272,921                               8.1%
700 Highland Road
Salem, Ohio 44460


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Pursuant to proxy rules promulgated by the Securities and Exchange Commission designed to enhance disclosure of corporations' policies toward executive compensation, Messrs. Gardenswartz and Slade, as members of the Company's Compensation Committee of the Board of Directors of the Company, submit the following report outlining the Company's compensation plans and policies as they pertain to William D. Feniger, President and Chief Executive Officer of the Company, and the other executive officers of the Company:

COMPENSATION COMMITTEE OF THE BOARD

         The Compensation Committee is comprised of two non-employee members of the Board of Directors. It is the Compensation Committee's responsibility to review the Company's executive compensation policies and programs and to recommend compensation actions to the Board of Directors of the Company.

COMPENSATION POLICY AND OBJECTIVES

         The Company's compensation philosophy is to provide a competitive compensation package so that executive employees are rewarded for special achievements. The current compensation program for executive officers consists of three major elements: Base Salary, Discretionary Bonuses and Stock Options.

         Base Salary: It is the policy of the Company to review executive officer base salaries each year in relation to salaries being paid to executive officers employed by companies in industries similar to those in which the Company operates. In arriving at a decision, the Committee considers the financial performance of the Company and the effects of economic inflation on salary levels.

         Bonus: Presently, the Company pays bonuses to executive officers on a discretionary basis. In determining the bonuses to be paid, if any, the Committee considers the financial performance of the Company.

         Stock Options: The Company has a non-qualified and incentive stock option plan designed to encourage officers and key employees of the Company to acquire or increase their ownership of Common Stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Company and its Subsidiaries in the future. The numbers of shares granted are based on the executive's level of responsibility. Options are granted at no less than 100% of fair market value of the Common Stock on the day of grant or, in certain situations, 110% of the fair market value of the Common Stock covered by the option on the date of the grant. The term of the option cannot be for more than ten years from the date of grant or five years in certain circumstances.

         The Compensation Committee has not formally considered nor adopted a policy with regard to qualifying executive compensation plans under Internal Revenue Code Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers named in the Proxy Statement to $1 million per year. The Compensation Committee has not yet seen any need to address this issue, since current Company executive compensation, including expected ultimate value of options, is below, or is expected to be below, the level at which this new tax limitation would apply.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Chief Executive Officer's base salary is established on the same policy applicable to executive officers except it is subject to an employment agreement providing for a minimum annual salary of $120,000 and salary continuation for certain periods upon death or total disability, among other provisions. In determining Mr. Feniger's compensation for fiscal 1996, the Committee considered the financial performance of the Company for fiscal 1995, the most recent completed fiscal year at the time the compensation for fiscal 1996 was set, and the effects of inflation on salary levels. The Committee set Mr. Feniger's salary level to $185,000 for fiscal 1996, a 5.7% increase. The Committee did not award Mr. Feniger a bonus for fiscal 1996.

         The Committee grants stock options to officers and key employees pursuant to the Company's non-qualified and incentive stock option plan to accomplish the incentive objections described above. In April 1995, the Committee awarded Mr. Feniger options to acquire 20,000 shares of common stock at the fair market value of the stock on the date of grant ($2.21875).

         Submitted by the Compensation Committee of the Company's Board of
Directors:

                  Wayne Gardenswartz                Jeffrey A. Slade

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Patrick R. Hylant, a former director and member of the Compensation Committee, is an owner and President of Hylant MacLean, Inc., an insurance broker with whom the Company did business during its fiscal year ended February 29, 1996. Mr. Hylant resigned as a Director of the Company in February 1996.

STOCKHOLDER RETURN COMPARISON

         The line graph below compares the cumulative total return from February 28, 1991 to February 29, 1996 of the Company's Common Stock against the cumulative total return of (i) the NASDAQ Stock Market (US) and (ii) selected public companies in the metal fabrication or materials industry (peer group) listed on NASDAQ Small Cap (market value under $25 million), except for one company which transferred from NASDAQ to the American Stock Exchange in fiscal 1994 and returned to NASDAQ in March 1996. The graph and table assume that $100 was invested on February 28, 1991 in the Company's Common Stock and in each index and that all dividends were reinvested. The Company chose the metal fabrication or materials industry since it most closely approximates its main line of business. However, the Company is also involved in the waste management industry and some of the companies selected in the peer group may also be involved in additional industries other than the metal fabrication or materials industry or waste management industry. As a result, the comparisons shown on the performance graph may not be meaningful. In addition, the historical stock performance shown on the graph is not intended to and may not be indicative of future stock performance. Companies in the current peer group other than the Company include, Air Cure Environmental, Inc. (ATSS), Chemi Trol Chemical Co.
(CTRL), Cryenco Sciences, Inc. (CSCI), Denoyo Corp. (DNYOF), Dynamic Materials Corp. (formerly "Explosive Fabricators, Inc.") (BOOM), General Magnaplate Corp.
(GMCC), Margate Industries, Inc. (CGUL), Miller Building Systems, Inc. (MTIK), Thermal Industries, Inc. (THMP) and Zoltek Companies, Inc. (ZOLT).

                      STOCKHOLDER RETURN PERFORMANCE GRAPH


                                  Feb-91    Feb-92    Feb-93    Feb-94    Feb-95    Feb-96
Meridian National Corporation      100.0      81.8      18.1      42.1      22.5      13.1
Nasdaq Stock Market (US Companies) 100.0     142.7     152.0     179.8     182.3     255.8
Self-Determined Peer Group         100.0     130.1     112.3     113.6     105.6     155.6

COMPENSATION

         The following table sets forth the annual and long-term compensation paid or accrued by the Company for the three fiscal years ended February 29, 1996 and February 28, 1995 and 1994 for the Company's Chief Executive Officer.


                                                                                                Long-Term                All Other
                                                 Annual Compensation                          Compensation              Compensation
                                                 -------------------                          ------------              ------------

                                                                                      Restricted
Name and                                                             Other Annual        Stock         Options (in
Principal Position        Year       Salary           Bonus          Compensation       Awards         shares)(1)
- ------------------        ----       ------           -----          ------------       ------         -------
William D. Feniger,       1996      $185,004           --                ---              ---           20,000              $6,501
Chairman, President
and Chief Executive       1995      $175,000         $90,000             ---              ---           20,000             $ 5,263
Officer
                          1994      $165,000         $74,000             ---              ---           20,000(2)          $12,849

(1) The number of shares subject to options has been adjusted to reflect a one-for-ten reverse stock split of the Common Stock effective August 18, 1993.

(2) Includes 2,500 shares of Common Stock subject to options previously granted for which the exercise price was adjusted during fiscal 1994.


EMPLOYMENT AGREEMENTS

         William D. Feniger has an employment agreement with the Company, the original term of which expired on April 23, 1995 but was extended to April 23, 1996. The agreement provides for automatic renewals for an additional 12 months upon each anniversary date of the agreement. The agreement also provides for termination of employment by either party upon 120 days prior written notice after April 23, 1995. The agreement provides that Mr. Feniger is to receive such annual salary as may be determined by the Board of Directors, plus employment privileges and benefits, but in no event is the annual salary to be lower than $120,000. Mr. Feniger's annual salary, effective March 1, 1996, is $193,325. The agreement also provides that in the event of Mr. Feniger's death during the term of the employment agreement, the current salary is to be continued by payment for three years to Mr. Feniger's surviving spouse while she is living, otherwise to his estate. In the event of Mr. Feniger's permanent disability, the agreement provides for a continuation of salary for a period of 12 months, less, however, any payments received by Mr. Feniger directly from any insurer under any insurance policy of health or disability, the premiums for which have been paid by the Company.

OPTION GRANTS IN FISCAL 1996

         The following table sets forth information with respect to (i) option grants to the named executive officers during fiscal 1996 and (ii) the potential realizable value of such options using a 5% and 10% appreciation rate.


                                                                                                Potential Realizable Value at
                                          Individual Grants                                     Assumed Annual Rates of Stock
- -------------------------------------------------------------------------------                 Price Appreciation for Option
                                                                                                Term (2)
                                                                                                -----------------------------
                                            % of Total
                                              Options
                                            Granted to      Exercise or
                       Options/SARs        Employees in     Base Price        Expiration
Name                   Granted(#)(1)        Fiscal Year     ($/share)         Date              5%($)              10%($)
- ----                   -------------        -----------     ---------         ----              -----              ------
William D. Feniger          20,000            27.40%        $2.21875          4/10/2005         $27,907            $70,720

(1) Only includes options as no stock appreciation rights ("SARs") were granted.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission ("SEC") and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND FISCAL 1996 YEAR END VALUES

         The following table sets forth information with respect to (i) options to purchase shares of the Company's Common Stock granted under the Company's Stock Option Plan, which were exercised by the named executive officers during fiscal 1996, and (ii) unexercised options to purchase shares of the Company's Common Stock granted under the Company's Stock Option Plan to the named executive officers and held by them at February 29, 1996.


                                                                                                        Value of Unexercised
                                                                   Unexercised Options                  In-the-Money Options
                                                                     Held at 2/29/96                       at 2/29/96 (1)
                                                                   -------------------                  --------------------
                           Shares
                         Acquired on          Value
Name                      Exercise          Realized         Exercisable       Unexercisable       Exercisable      Unexercisable
- ----                      --------          --------         -----------       -------------       -----------      -------------
William D. Feniger           ---               ---             24,000             36,000               (2)                (2)

(1) The dollar values are calculated by determining the difference between the fair market value of the shares of the Company's Common Stock underlying the options and the exercise price of such options at February 29, 1996.

(2)  None of Mr. Feniger's Options are in-the-money.

TAX DEFERRED SAVINGS AND RETIREMENT PLAN

         The Company's Tax Deferred Savings and Retirement Plan (the "401(k) Plan") consists of a defined contribution profit sharing plan with a cash or deferred arrangement. Each employee of the Company is eligible to participate in the 401(k) Plan after the person has both attained age 20-1/2 and completed six months of service. Subject to limitations prescribed by the tax laws, a participant may elect to make a pretax salary deferral contribution to the 401(k) Plan of up to 15% of the participant's compensation. Unless the Company's Board of Directors determines otherwise, the Company makes matching contributions equal to 25% of the first 6% of compensation contributed by each participant as a salary deferral. For any year, the Company may also make a discretionary profit sharing contribution of an amount determined by the Company's Board of Directors. Profit sharing contributions are allocated among eligible participants on the basis of each participant's compensation during the year for which the contribution is made.

         All salary deferral contributions are 100% vested. The Company's matching contributions and profit sharing contributions vest on an incremental basis after three completed years of service and become fully vested after seven years of completed service. In addition, a participant is fully vested upon attainment of age 65, death or disability, provided he is in the employ of the Company at the time such event occurs.

         For the plan year ended February 29, 1996, for the 401(k) Plan the Company made a matching contribution to the account of William D. Feniger in the amount of $2,449. The Company made no discretionary contributions to the 401(k) Plan during fiscal year ended February 29, 1996. Mr. Feniger is fully vested.


                      INTEREST OF MANAGEMENT AND OTHERS IN
                              CERTAIN TRANSACTIONS

         In connection with the 1985 purchase by the Company of stock of four companies controlled in part by William D. Feniger and Yale M. Feniger (William
D. Feniger's father), the Company issued, as part of the purchase price, a series of non-negotiable subordinated promissory notes, each due on September 15, 1995, and bearing interest at the rate of 9% per annum (the "Notes"). William D. Feniger received a Note in the amount of $770,720, and Yale M. Feniger received a Note in the amount of $943,424 (which Note Yale M. Feniger transferred to his wife). In July 1989, Mr. Feniger converted his Note into a like amount of convertible subordinated notes (the "Convertible Subordinated Note"). In June 1994, Mrs. Yale Feniger and the Company entered into an agreement whereby Mrs. Feniger accepted $305,738, or 50% of the outstanding balance of her Note, in full satisfaction of the Note.

         The Convertible Subordinated Note payable to William D. Feniger, having a balance of $596,822 at February 29, 1996, bears interest at a rate equal to 9% per annum. In May 1996, Mr. Feniger agreed to defer the principal payment on the Note to March 1, 1997. The outstanding principal balance of the Note held by Mr. Feniger is convertible, at his option, into

Common Stock, at any time, at a conversion price of $15.60 per share. In May 1996, subsequent to the agreement by Mr. Feniger to defer principal payments until March 1, 1997, the Board of Directors authorized the issuance to Mr. Feniger of 600,000 shares of the Corporation's Common Stock in exchange for a $300,000 reduction of the $596,822 Convertible Subordinated Note held by Mr. Feniger. The Company, as of May 31, 1996, reduced the principal amount of the Convertible Subordinated due to William D. Feniger by an additional $21,590, by way of an offset for principal and interest due on the notes payable to the Company by Mr. Feniger as disclosed below. The Company has agreed, at its expense, to register under the Securities Act of 1933, on one occasion, and at the expense of the holder of such Convertible Subordinated Note on other occasions, the Convertible Subordinated Note and/or the underlying securities at the request of the holder thereof. The Company has also agreed to certain "piggy-back" registration rights for the Convertible Subordinated Note and the securities issuable on exercise thereof.

         The Company and one of its subsidiaries lease office space in Toledo, Ohio, pursuant to two separate lease agreements with Greenbelt Associates, a general partnership in which Messrs. William D. Feniger, Yale M. Feniger and Real P. Remillard, an executive officer of the Company, are general partners. William D. Feniger and Yale M. Feniger each own a 29-1/6% interest in the partnership and Mr. Remillard owns a 12-1/2% interest. Each lease is a five-year lease, both of which expire on February 14, 1997. During the year ended February 29, 1996, the Company paid $102,617 to Greenbelt Associates.

         The Company leases plant and office space in Toledo, Ohio for certain of its processing and storage operations from Chicago Investors. Chicago Investors is a general partnership in which Champlain Investors, a general partnership, has a 50% interest. William D. Feniger and Yale M. Feniger each own a 33-1/3% interest in Champlain Investors. The Company was leasing part of these properties pursuant to a long-term lease which expired in March 1996, with the remaining properties being leased on a month-to-month basis. During the year ending February 29, 1996, the Company paid $185,660 to Chicago Investors pursuant to these arrangements. Effective March 1, 1996, the Company entered into lease arrangements having initial terms of two years with options to renew for three, one-year periods. The annual rental pursuant to these leases amounts to $194,160.

         During its fiscal year ended February 29, 1996, the Company did business with Hylant MacLean, Inc., an insurance broker, in which Patrick R. Hylant, a former Director, is an owner and president. Mr. Hylant resigned as a Director of the Company in February, 1996.

         On June 1, 1995 National Metal Processing, Inc., a wholly-owned subsidiary of the Company and MNP Corporation entered into a three-year lease with six consecutive five-year renewals pursuant to which MNP leases space from the Company. Larry Berman, a director of the Company, is the majority stockholder and Chairman of the Board and President of MNP Corporation. The annual rental for the first year of the lease is $115,594. MNP Corporation has an option to purchase the facility and property adjacent to the facility for an aggregate purchase price of $1,600,000, which can be reduced to $1,400,000 under certain circumstances.

         Management of the Company believes that the terms of each of the foregoing transactions are at least favorable as those that could have been obtained from independent third parties.

         At the end of fiscal year 1996, William Feniger was indebted to the Company in the amount of $114,208 which consisted of $103,400 evidenced by notes receivable and $10,808 of accrued interest on the notes. The first note for $97,000 was executed in May 1994, bears interest at 6% and requires annual principal payments of $5,000 plus interest until the note matures on May 24, 1997. The second note for $6,400 was executed in November 1994, bears interest at 6% and matures on May 24, 1997. At May 31, 1996, the principal payments and interest payments due on the notes were offset by payments owed by the Company to Mr. Feniger under the Convertible Subordinated Note as disclosed above.

         On November 1, 1991, the Company entered into a Memorandum of Understanding with Yale M. Feniger pursuant to which Yale M. Feniger terminated his employment with the Company and its subsidiaries and agreed to serve as a consultant and advisor to the Company for a period of five years. The Company has agreed to pay Mr. Feniger a consulting fee of $100,000 per year for the first two years, $75,000 for the third year and $50,000 for the fourth and fifth years. Payments in the fourth and fifth years were increased to $100,000 a year pursuant to an agreement reached in June 1994 between the Company and Yale M. Feniger. Mr. Feniger is also provided with an automobile allowance, medical insurance and normal business expenses.

         During the fiscal year ended February 29, 1996, the Company chartered aircraft services through Fenaire Corporation ("Fenaire"). Fenaire is owned by Yale M. Feniger. The aggregate amount paid to Fenaire during the year ended February 29, 1996 amounted to $44,828. The prices charged by Fenaire to the Company were as favorable as those charged by Fenaire to unrelated parties for comparable services, and management believes that those prices were at least favorable as those that were charged, generally, by independent third parties engaged in the air charter business.

                        COMPLIANCE WITH SECTION 16(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file with the SEC.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended February 29, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Patrick Hylant and William Feniger each had two late filings.

                         AMENDMENT TO STOCK OPTION PLAN

         On August 20, 1990, the Board of Directors of the Company adopted, and on August 9, 1991, the stockholders of the Company approved, the Company's 1990 Non-Qualified and Incentive Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan was amended by the stockholders of the Company on August 5, 1994 and August 3, 1995.

         On June 7, 1996, the Board of Directors adopted, subject to stockholder approval, an amendment to the Stock Option Plan to increase the number of shares authorized for issuance under the Stock Option Plan from 350,000 to 600,000.

         The Stock Option Plan is intended to encourage ownership of the Company's Common Stock by officers and other key employees of the Company and its subsidiaries, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company. As of February 29, 1996, three officers and eleven additional employees were eligible to participate in the Stock Option Plan.

         The Stock Option Plan authorizes the grant to key employees of options to purchase 350,000 (600,000 subject to stockholder approval) shares of Common Stock as "incentive stock options," as that term is defined under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options. The Compensation Committee of the Board of Directors may grant options and otherwise administers the Stock Option Plan.

         The exercise price of each incentive stock option must be at least 100% of the fair market value of the Common Stock at the date of grant, and no such option may be exercisable for more than 10 years after the date of grant. The exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of capital stock of the Company on the date of grant must not be less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant. The Stock Option Plan also provides that the exercise price of any non-qualified stock option must be at least 100% of the fair market value of the Common Stock at the date of grant. The exercise price is payable in cash or, in the discretion of the Compensation Committee, in whole or in part in shares of Common Stock, valued at their fair market value at the date of exercise, or, if permitted by law, an interest-bearing promissory note.

         Options granted under the Stock Option Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger or other similar event affecting the Common Stock. Options will not be transferable, other than by will or the laws of descent and distribution, and an option may be exercised, during the lifetime of the holder of the option, only by him.

         In the case of an unusual corporate event such as liquidation, merger, reorganization (other than a reorganization as defined by Section 368(a)(1)(F) of the Code), or other business combination, acquisition or change in the control of the Company through a tender offer or otherwise, the Board may, in its sole discretion, determine, on a case by case basis, that each option granted under the Stock Option Plan will terminate 90 days after the occurrence of such unusual corporate event, but, in the event of any such termination the option holder will have the right, commencing at least five days prior to the unusual corporate event and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent they previously have not been exercised.

         The Stock Option Plan will terminate on August 20, 2000, and an option shall not be granted under the plan after such date. Any options outstanding at the time of termination of the Stock Option Plan will continue in full force and effect according to the terms and conditions of the Stock Option Plan.

         The Stock Option Plan may be amended by the Board of Directors, provided that stockholder approval must be obtained in order to (i) increase the maximum number of shares as to which options may be granted, (ii) expand or change the class of persons eligible to receive options, (iii) permit the exercise price of the shares subject to incentive stock options to be less than the fair market value of such shares at the time of grant, (iv) extend the term of the plan, or (v) materially increase the benefits to eligible participants.

FEDERAL INCOME TAX CONSEQUENCES - NON-QUALIFIED STOCK OPTIONS

         The issuance of a non-qualified stock option under the Stock Option Plan will not result in any taxable income to the recipient employee or a tax deduction to the Company at the time of grant. Generally, an employee to whom a non-qualified stock option has been granted will recognize ordinary income at the time the employee exercises the option and receives shares of Common Stock, in an amount equal to the excess of the fair market value of such shares on the date of exercise over the option price.

         Notwithstanding the foregoing, upon the exercise of a non-qualified stock option by a person subject to Section 16 of the Exchange Act ("Section 16"), the acquisition date of the shares of Common Stock for federal income tax purposes and the time of recognition of income will be postponed as long as the sale of the shares of Common Stock could subject the person to suit under the "short swing profit" provisions of Section 16, unless such person elects to be taxed on the date of exercise. Furthermore, the amount of income recognized by the recipient employee will be the excess of the fair market value of such shares of Common Stock at the end of the postponement period (rather than at the date of exercise) over the option price.

         Generally, under the Section 16 regulations, a person subject to
Section 16 ("a Section 16 person") may exercise an option and sell the underlying stock immediately without subjecting himself to suit under the "short swing profit" provisions as long as he has held the option and/or the underlying stock for an aggregate of six months. Generally, if the Section 16 person exercises a stock option within the first six months following the date of grant, then (except in certain cases involving death or incompetence), taxation will be deferred and the amount of income will generally be measured six months following the date of grant (unless the person elects to be taxed on the date of exercise) because the sale of the underlying stock before this date would subject the Section 16 person to suit under the "short swing profit" provisions.

         The Company is generally entitled to a tax deduction corresponding to the amount of income recognized by the employee as a result of the exercise of a non-qualified stock option for the year in which the employee recognizes such income for federal income tax purposes.

FEDERAL INCOME TAX CONSEQUENCES - INCENTIVE STOCK OPTIONS

         Neither the receipt nor exercise of an incentive stock option is a taxable event to the employee, and if the recipient employee does not dispose of the shares of Common Stock acquired under an incentive stock option prior to the expiration of the requisite holding periods described below, any gain resulting from the sale of such shares will be long-term capital gain. In such case, the Company would not be entitled to any tax deduction with respect to the grant or exercise of the option. The difference between the fair market value of the shares of the Common Stock on the date of exercise and the option price is a tax preference item which may cause the employee to incur an alternative minimum tax in the year of exercise. The minimum statutory holding periods are two years from the date the option is granted and one year from the date the employee receives his shares of Common Stock pursuant to the exercise of the incentive stock option. The statutory holding period for incentive stock options is waived in the event of the employee's death.

         If the shares of Common Stock are disposed of before the end of either of such statutory holding periods (a "disqualifying disposition"), the lesser of
(i) the excess of the fair market value of such shares on the date of exercise over the option price, or (ii) the total amount of gain realized on the sale must be reported by the employee as ordinary income and the Company would be entitled to a tax deduction in that amount. The remaining gain, if any, would be taxed to the employee as capital gain.

         Notwithstanding the foregoing, if the employee is subject to Section 16 at the time of a disqualifying disposition, the acquisition date of the shares and the time of recognition of income will be postponed as long as the sale of shares could subject the employee to suit for "short swing profit", unless he elects to be taxed immediately. In addition, the amount of income recognized will be the lesser of (i) the excess of the fair market value of such shares at the end of the postponement period (rather than at the date of exercise) over the option price, or (ii) the total amount of gain realized on the sale. See "Federal Income Tax Consequences - Non-Qualified Stock Options" for a discussion of options and Section 16.

NEW BENEFITS

         The following table sets forth the Stock Option Plan benefits that will be received in fiscal 1997 if the amendment to the Stock Option Plan is approved.

              1990 Non-Qualified and Incentive Stock Option Plan


                          Name and Position                                 Dollar Value            Number of Units
                          -----------------                                 ------------            ---------------
William D. Feniger, President and Chief Executive                               (1)                     200,000
Officer

Executive Group                                                                 (1)                      30,000

Non-Executive Director Group                                                     --                        --

Key Employee Group                                                              (1)                      70,000

(1) All options granted under the Stock Option Plan during fiscal 1997 were granted at a exercise price of $1.00 which was equal to the greater of the fair market value on the date of grant ($.8125) or $1.00. The actual value, if any, that a person may realize will depend on the excess of the stock price on the date the option is exercised. On June 21, 1996, the Closing price for the Common Stock on NASDAQ was $1.125 per share.

         Approval by a majority of the shares of Common Stock and Series B Preferred Stock voting as a single class, present and entitled to vote at the Annual Meeting, is required for approval of the Amendment to the Stock Option Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE ADOPTION OF THE AMENDMENT TO THE STOCK OPTION PLAN, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 2.


                           APPROVAL OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Ernst & Young LLP served as the Company's independent accountants for the fiscal year ended February 29, 1996, and has been appointed by the Board to serve as the Company's independent accountants for the fiscal year ending February 28, 1997. Stockholder approval of the appointment will be requested at the Annual Meeting. A representative or representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Approval by a majority of the shares of Common Stock and Series B Preferred Stock voting as a single class, present and entitled to vote at the Annual Meeting, is required for approval of the appointment of Ernst & Young LLP.

         THE DIRECTORS RECOMMEND A VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS, WHICH IS DESIGNATED IN THE PROXY AS ISSUE NO. 3.


                                  MISCELLANEOUS

         Management knows of no other business to be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

         The cost of this solicitation will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interviews by regular employees of the Company at no additional charge. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners of the Common Stock and Series B Preferred Stock.

         Proposals from stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Secretary of the Company at 805 Chicago Street, Toledo, Ohio 43611, no later than February 28, 1997.

                                    By Order of the Board of Directors,

                                    /s/ James L. Rosino

                                    James L. Rosino
                                    Secretary

June 28, 1996

            PROXY              MERIDIAN NATIONAL CORPORATION

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      ANNUAL MEETING OF STOCKHOLDERS -- AUGUST 2, 1996

                The undersigned appoints each of William D. Feniger and James L.
            Rosino, each with the power to appoint his substitute, as proxies of the undersigned, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock, $.01 par value, and Series B Convertible Voting Preferred Stock, $.001 par value, of Meridian National Corporation held of record by the undersigned on June 13, 1996, at the Annual Meeting of Stockholders of Meridian National Corporation to be held on August 2, 1996.

            1. Election of Directors

                     FOR all nominees listed below                        WITHHOLD AUTHORITY
                     (except as marked to the contrary below)    / /      to vote for all nominees below    / /

              William D. Feniger, Wayne Gardenswartz, Jeffrey A. Slade
                                  and Larry Berman

              (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

            --------------------------------------------------------------------

            2. Proposal to adopt an amendment to the Company's 1990
               Non-Qualified and Incentive Stock Option Plan.

                    FOR / /            AGAINST / /            ABSTAIN / /

            3. Proposal to approve the appointment of Ernst & Young LLP as independent accountants for the Company.

                    FOR / /            AGAINST / /            ABSTAIN / /

                                                 (Continued on the reverse side)

            (Continued from other side)

            4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

            THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

            Please sign exactly as name appears below.
            ------------------------------------------
                                                     When shares are held by
                                                     joint tenants, both should
                                                     sign. When signing as
                                                     attorney, executor,
                                                     administrator, trustee or
                                                     guardian, please give full
                                                     title as such. If a
                                                     corporation, please sign in
                                                     full corporate name by the
                                                     President or other
                                                     authorized officer. If a
                                                     Partnership, please sign in
                                                     partnership name by
                                                     authorized person.

                                                     DATED:______________ , 1996


                                                     ---------------------------
                                                              Signature

                                                     ---------------------------
                                                     Signature, if held jointly

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                                   THE ENCLOSED ENVELOPE.

                                   Proxy Card